Exhibit 4.37

Sanction No: IBL/CAD-CBG/2014-15/1764

Date: October 28, 2014

To,

The Director,

MAKE MY TRIP (INDIA) PRIVATE LIMITED

UG-7, (Front Side), TDI Mall, Rajouri Garden

New Delhi - 110027, India

Dear Sir/Madam,

Sub: Addendum Sanction Letter

With reference to our Sanction letter ref No IBL/CAD-CBG/2013-14/11690A/Addendum dated 18th March, 2014 and IBL/CAD-CBG/2013-14/11690/Addendum dated 07th February, 2014 to you wherein we have conveyed the Sanctioned and enhancement of Credit Facilities in favor of your company against the terms and conditions as stipulated therein the aforesaid letter.

In the context and as per of your request, we are pleased to advice you the following addition/modification in the limits as mentioned below:

(INR In Lac)
Facility Details	Existing Limit		Revised Facility & Limits
Bank Guarantees-I (For IATA)	12,500.00		12,500.00
Bank Guarantees-II (For Other airlines)	1,500.00	*	1,500.00 *
SBLC Limit (Sub-Limit of BG II)	—		(250)
Overdraft against Fixed deposit facility	3,000.00		3,000.00
Overdraft (OD)	1,500.00		1,500.00
Bank Guarantees-III (For Operational requirement) (Sublimit of OD Limits)	(1000.00)		(1000.00)
Overdraft against Card Receivables of Amex	2,000.00		2,000.00
Forward Cover Limit	6,250.00		6,250.00
MTM Threshold (@ 8% on notional)	500.00		500.00

*	Interchangeability permitted between BG II and BG I.

All other terms and conditions set out in all our earlier Sanction Letters shall remain unchanged.

All the securities created in favour of the Bank shall continue in full force and effect for the above additional/amended terms and conditions also.

You are requested to return a duplicate copy of this letter duly signed by you in token of your acceptance of the terms and conditions hereof.

Yours faithfully,	Induslnd Bank Limited
For Induslnd Bank Limited
Shailendra Chaudhary
Anurag Mathur	(VP – Commercial Banking)
(Relationship Manager)

Accepted the aforesaid Terms and Conditions
Borrower:
For MAKE MY TRIP (INDIA) PVT. LTD.

Authorised Signatory

Accepted the aforesaid Terms and Conditions
Guarantors –
For Make My Trip Ltd (Mauritius)

Authorised Signatory

ANNEXURE I

Terms

Make My Trip (India) Pvt. Ltd.

Type of Facility	Stand-by Letter of Credit (SBLC) limit (sub-limit of Bank Guarantee limit of INR 1,500 lacs)
Amount proposed	Rs. 250 lacs/ equivalent USD/Euro/ JPY/ CHF
Purpose	For the regular business purposes of the company.
Period of Sanction	Same as the BG limit
Tenor

Valid till 30/09/2015

(In case the SBLC extends beyond the initial expiry of the SBLC i.e. 30th September 2015, bank has a right to call for such guarantees to be covered by full cash margins from 1st October 2015.)

Cash Margin	Nil
Commission	As per banks guidelines
Other Terms	In line with the main BG limit.
Security	Same as the main BG limit
Documents	As per banks internal policies / guidelines

Special Covenants for Bank Guarantee

1.	The Bank will not normally issue any guarantee that:

a.	Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank

b.	Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank.

c.	Requires the Bank to automatically renew / extend the guarantee

d.	Relates to performance of an obligation not related to borrower’s normal business

e.	The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfil the same.

2.	Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith.

3.	The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs issued for more than 18 months validity, the Bank has right to demand 100% cash margin in deposit, after the expiry of 18 months.

4.	The borrower should submit a quarterly certificate from a practicing CA/statutory auditor that all payments/ settlements to IATA were done promptly, listing out instances of delays, beyond 3 days if any.

5.	The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, cost and time overruns Court / Arbitration proceedings and the like.

Sanction No: IBL/CAD-CBG/2014-15/1764

Date: October 28, 2014

To,

The Director,

MAKE MY TRIP (INDIA) PRIVATE LIMITED

UG-7, (Front Side), TDI Mall, Rajouri Garden

New Delhi - 110027, India

Dear Sir/Madam,

Sub: Addendum Sanction Letter

With reference to our Sanction letter ref No IBL/CAD-CBG/2013-14/11690A/Addendum dated 18th March, 2014 and IBL/CAD-CBG/2013-14/11690/Addendum dated 07th February, 2014 to you wherein we have conveyed the Sanctioned and enhancement of Credit Facilities in favor of your company against the terms and conditions as stipulated therein the aforesaid letter.

In the context and as per of your request, we are pleased to advice you the following addition/modification in the limits as mentioned below:

			(INR In Lac)
Facility Details	Existing Limit		Revised Facility & Limits
Bank Guarantees-I (For IATA)	12,500.00		12,500.00
Bank Guarantees-II (For Other airlines)	1,500.00	*	1,500.00 *
SBLC Limit (Sub-Limit of BG II)	—		(250)
Overdraft against Fixed deposit facility	3,000.00		3,000.00
Overdraft (OD)	1,500.00		1,500.00
Bank Guarantees-III (For Operational requirement) (Sublimit of OD Limits)	(1000.00)		(1000.00)
Overdraft against Card Receivables of Amex	2,000.00		2,000.00
Forward Cover Limit	6,250.00		6,250.00
MTM Threshold (@ 8% on notional)	500.00		500.00

*	Interchangeability permitted between BG II and BG I.

All other terms and conditions set out in all our earlier Sanction Letters shall remain unchanged.

All the securities created in favour of the Bank shall continue in full force and effect for the above additional/amended terms and conditions also.

You are requested to return a duplicate copy of this letter duly signed by you in token of your acceptance of the terms and conditions hereof.